EXHIBIT 2.2

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of August 21, 2025, by and between Broadwind Heavy Fabrications, Inc., a Wisconsin corporation (“Seller”), and Wisconsin Heavy Fabrication, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement dated June 4, 2025 (the “Original Agreement”);

WHEREAS, the Parties desire to amend certain provisions of the Original Agreement as set forth herein; and

WHEREAS, the Parties acknowledge and agree that this Amendment is entered into in accordance with the terms and conditions of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. AMENDMENTS TO THE ORIGINAL AGREEMENT.

1.1. Section 1.1 of the Original Agreement is hereby amended as follows:

a. The following shall be inserted as a new defined term:

“Accrued Vacation Liability” means an amount equal to liability of Seller as of the Closing Date with respect to accrued vacation time for the employees of Seller at the Premises to be employed by Buyer immediately prior to the Closing Date.

b. The definition of “Closing Payment” shall be deleted in its entirety and replaced by the following:

“Closing Payment” means an amount equal to $6,000,000 plus (a) if the Closing Date occurs before July 31, 2025, $800,000 or (b) if the Closing Date occurs after July 31, 2025, but on or before September 8, 2025, $500,000 and minus an amount equal to the Accrued Vacation Liability.

1.2. Section 2.3 of the Original Agreement is hereby amended by adding the following clause (e):

“(e) the Accrued Vacation Liability.”

1.3. Section 5.4 of the Original Agreement is hereby amended by adding the following after the last sentence:

“Notwithstanding any provision in this Agreement to the contrary, to the extent that any healthcare expenses for former employees of Seller that are hired by Buyer are inadvertently charged to Seller’s healthcare insurance plans for incidents occurring or claims arising after the Closing Date, Buyer shall reimburse Seller for such expenses within ten (10) Business Days after delivery of notice to Buyer of such expenses.”

2.    RATIFICATION OF THE ORIGINAL AGREEMENT. Except as expressly amended by this Amendment, all terms, conditions, and provisions of the Original Agreement shall remain in full force and effect and are hereby ratified and confirmed by the Parties.

3.    GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

4.    COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.    ENTIRE AGREEMENT. This Amendment, together with the Original Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties have executed this First Amendment to Asset Purchase Agreement as of the date first written above.

SELLER:

Broadwind Heavy Fabrications, Inc.

By: /s/ Eric B. Blashford

Name: Eric B. Blashford

Title: Authorized Representative

BUYER:

Wisconsin Heavy Fabrication, LLC

By: /s/ Tracy McLaughlin

Name: Tracy McLaughlin

Title: Vice President, CFO & Treasurer